August 29, 2014

B/E Aerospace, Inc.
1400 Corporate Center Drive
Wellington, FL  33414

Dear Sirs:

Reference is made to the Amended and Restated Employment Agreement between me and B/E Aerospace, Inc., a Delaware corporation (the “Company”), dated July 29, 2013 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.  In consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, I and the Company agree to modify the Agreement in the manner set forth below.

I hereby agree, effective as of the date hereof, to waive my rights to any Gross-Up Payment relating to the application of Sections 280G and 4999 of the Code pursuant to Section 7.8 of the Agreement and to the application of Section 409A of the Code pursuant to Section 12 of the Agreement.  This waiver is voluntary. In addition, I and the Company hereby agree that, in the event that I become subject to Excise Tax under Section 4999 of the Code, the Company will reduce the applicable payments (but not below zero) to the greatest amount which may be paid without me becoming subject to the Excise Tax, but only to the extent that the reduced amount would provide me with a greater after-tax benefit than an unreduced payment that would be subject to the Excise Tax.

Except as specified above, this letter does not affect any other terms of the Agreement, which remains in full force and effect.

Very truly yours,

/s/ Amin Khoury
Amin Khoury

BE AEROSPACE, INC.

/s/ Stephen Swisher
Stephen Swisher
Vice President - Finance and Controller